Exhibit 10.20

COMMERCIAL LEASE

THIS LEASE is entered into as of July 25, 2007 (the “Effective Date”), by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Landlord”), and TESLA MOTORS, INC., a Delaware corporation (“Tenant”).

1. BASIC LEASE INFORMATION. The following is a summary of basic lease information. Each item in this Article 1 incorporates all of the terms set forth in this Lease pertaining to such item and to the extent there is any conflict between the provisions of this Article 1 and any other provisions of this Lease, the other provisions shall control. Any capitalized term not defined in this Lease shall have the meaning set forth in the Glossary that appears at the end of this Lease.

Address of Premises:		300 El Camino Real, Menlo Park, California

Term:		Five (5) years

Scheduled Date for Delivery of Premises:		August 1, 2007

Commencement Date:		August 1, 2007

Expiration Date:		July 31, 2012

Base Rent:	Year One:	$60,000 ($5,000 per month)

	Year Two:	$90,000 ($7,500 per month)

	Year Three:	$120,000 ($10,000 per month)

	Year Four:	$165,000 ($13,750 per month)

	Year Five:	$165,000 ($13,750 per month

Security Deposit:		$5,000

Use: A dealership for the retail sales of new electric passenger automobiles, with ancillary automobile repair work, automobile displays, sales offices and storage.

Addresses for Notice:

Landlord:	Stanford University - Real Estate Office
2755 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Director, Property Services

with a copy to:	Carol K. Dillon, Esq.
Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303

Tenant:	Craig Harding Legal Dept.
Tesla Motors
1050 Bing St.
San Carlos, CA 94070

Brokers:        None

2. PREMISES

Subject to the terms, covenants and conditions set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those premises (the “Premises”) comprised of an existing automobile showroom and automobile repair facility, together with all other buildings and improvements, including without limitation parking areas, sidewalks, driveways and landscaping located on that certain real property described on the attached Exhibit A. A site plan generally depicting the Premises is attached as Exhibit B.

3. ACCEPTANCE

The Premises as furnished by Landlord consist of the improvements as they exist as of the Effective Date and Landlord shall have no obligation for construction work or improvements on or to any portion of the Premises. Prior to entering into this Lease, Tenant has made a thorough and independent examination of the Premises and all matters related to Tenant’s decision to enter into this Lease. Tenant is thoroughly familiar with all aspects of the Premises and is satisfied that it is in an acceptable condition and meet Tenant’s needs. Tenant does not rely on, and Landlord does not make, any express or implied representations or warranties as to any matters including, without limitation, (a) the physical condition of the Premises including without limitation the structural components of any improvements or any building systems within or serving the improvements (including without limitation indoor air quality), (b) the existence, quality, adequacy or availability of utilities serving the Premises or any portion thereof, (c) the use, habitability, merchantability, fitness or suitability of the Premises for Tenant’s intended use, (d) the likelihood of deriving business from Tenant’s location or the economic feasibility of Tenant’s business, (e) Hazardous Materials on, in, under or around the Premises, (f) zoning, entitlements or any laws, ordinances or regulations which may apply to Tenant’s use of the Premises or business operations, or (g) any other matter whatsoever. Tenant has satisfied itself as to such suitability and other pertinent matters by Tenant’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Tenant accepts the Premises in their existing “AS-IS”, “WHERE-IS” condition, and “WITH ALL FAULTS”. Tenant shall, by entering into and occupying the Premises, be deemed to have accepted the Premises and to have acknowledged that the same are in good order, condition and repair in all respects. Upon the Commencement Date, tenant shall execute and deliver to Landlord the Acceptance Form attached hereto as Exhibit C.

4. TERM

4.1 Term. The Premises are leased for a term (the “Term”) commencing on the Commencement Date and expiring on the Expiration Date. Notwithstanding the foregoing, in the event this Lease is executed prior to the stated Commencement Date, the actual Commencement Date shall occur on such earlier date that Landlord delivers possession of the Premises to Tenant. The Term shall end on the Expiration Date, or such earlier date on which this Lease terminates pursuant to its terms. The date upon which this Lease actually terminates, whether by expiration of the Term or earlier termination pursuant to the terms of this Lease, is sometimes referred to in this Lease as the “Termination Date”.

4.2 Failure to Deliver Possession. If for any reason Landlord cannot deliver possession of the Premises to Tenant on or prior to the Scheduled Date for Delivery of the Premises, then the validity of this Lease and the obligations of Tenant under this Lease shall not be affected and Tenant shall have no claim against Landlord arising out of Landlord’s failure to deliver possession of the Premises on the Scheduled Date for Delivery of the Premises. Notwithstanding the foregoing, if Landlord fails to deliver the Premises within thirty (30) days after the Commencement Date, Tenant shall have the option to terminate this Lease, whereupon neither party shall have any further rights or obligations hereunder.

4.3 Extension Option. In the event that Landlord determines in its sole discretion that Landlord does not intend to redevelop the Premises or to use it for Landlord’s own purposes after the Termination Date, and that therefore the Premises will be available for lease, Landlord shall provide Tenant with written notice of such determination, setting forth the period of time that Landlord has determined the Premises will remain available for lease by Tenant (the “Extension Period”). Tenant shall have the option (the “Extension Option”) to extend the Term for the Extension Period by delivering written notice to Landlord within thirty (30) days after receipt of Landlord’s notice. The Extension Option shall be void if an Event of Default by Tenant exists, either at the time of exercise of the Extension Option or the time of commencement of the Extension Term. The terms of this Lease during the Extension Period shall be the same terms and conditions as during the original Term, except that the Base Rent applicable to the Extension Period shall be equal to the Prevailing Market Rent as of the commencement of the Extension Period, as determined pursuant to Exhibit D. The Extension Option is personal to Tenant and shall be inapplicable and null and void if Tenant assigns its interest under this Lease, or if either party exercises its termination right under Section 4.4. The Extension Option (if not previously exercised) shall expire as of the Termination Date.

4.4 Termination Right.

(a) Either party shall have the right to terminate this Lease during the initial Term (but not the Extension Period) by providing written notice thereof to the other party not less than six (6) months prior to the desired termination date (the “Early Termination Date”). The Early Termination Date must be a date later than the second anniversary of the Commencement Date. In the event either party exercises the termination right, the Right of First Offer shall terminate and have no further force or effect.

(b) If Landlord elects to terminate this Lease and the Early Termination Date occurs during months 25 through 36 of the Term, inclusive, then Landlord shall reimburse Tenant the unamortized cost. of any Alterations made by Tenant in the Premises, less the sum of $90,000. If the Early Termination Date occurs during months through 37 through 48 of the Term, inclusive, then Landlord shall reimburse Tenant the unamortized cost of any Alterations made by Tenant in the Premises, less the sum of $45,000. If the Early Termination Date occurs during months through 49 through 60 of the Term, inclusive, then Landlord shall have no obligation to compensate Tenant for such termination. The reimbursement payment obligation of Landlord hereunder is referred to as the “Termination Fee”.

(c) If Tenant elects to terminate this Lease, then Landlord shall have no obligation to pay the Termination Fee to Tenant.

(d) All Alterations made by Tenant in the Premises shall comply with any and all requirements of Section 9 below. Additionally and not by way of limitation of the foregoing, Landlord’s obligation to pay the Termination Fee shall be subject to the following conditions: (i) the cost of the Alterations shall not exceed a total aggregate sum of $300,000, and any costs incurred by Tenant in performing Alterations which exceed $300,000 shall not be included in determining the Termination Fee; (ii) the Termination Fee shall be based on hard costs of construction only, as demonstrated by paid invoices provided by Tenant, and shall not include any soft costs incurred by Tenant in performing the Alterations, such as architect fees or the Landlord’s review and supervision fee; and (iii) the term “unamortized costs” used herein shall be based on a straight-line accounting calculation based on the then-remaining balance of the Term in accordance with generally accepted accounting principles.

4.5 Right of First Offer for New Lease. If at any time during the Term Landlord determines in its sole discretion that Landlord’s redevelopment plans for the Premises will include a retail car dealership, then Landlord shall offer to Tenant the opportunity to lease the Premises (the “Right of First Offer”), as provided in this Section. At such time as the redevelopment planning has proceeded to the point that Landlord is prepared to negotiate a new lease of the Premises, Landlord shall deliver written notice to Tenant of the material terms upon which Landlord would be willing to lease the Premises to Tenant (the “Offer Notice”). Tenant shall have ten (10) days after receipt in which to accept the Offer by written notice to Landlord. If Tenant does not give Landlord written notice accepting the Offer within the 10-day period, Landlord shall have the right to market and lease the Premises to a third party without reoffering the interest to Tenant. The Right of First Offer is personal to Tenant and shall be inapplicable and null and void if Tenant assigns its interest under this Lease, or if Tenant’s anticipated use of the Premises will no longer be as set forth in the Basic Lease Information.

5. RENT

5.1 Base Rent. Commencing upon the Commencement Date, and thereafter during the Term, Tenant shall pay to Landlord the monthly Base Rent specified in Article 1 on or before the first day of each month, in advance, at the address specified for Landlord in Article 1, or at such other place as Landlord designates in writing, without any prior notice or demand and without any deductions or setoff whatsoever (except as otherwise expressly provided in this Lease). If the Commencement Date occurs on a day other than the first day of a calendar month, or the Termination Date occurs on a day other than the last day of a calendar month, then the Base Rent for such fractional month will be prorated on the basis of the actual number of days in such month.

5.2 Rent Adjustment. On each anniversary of the Commencement Date (each, an “Adjustment Date”), the Base Rent shall be increased as set forth in Article 1.

5.3 Additional Rent. All sums due from Tenant to Landlord or to any third party under the terms of this Lease (other than Base Rent) shall be additional rent (“Additional Rent”), including all sums incurred by Landlord due to Tenant’s failure to perform its obligations under this Lease. All Additional Rent that is payable to Landlord shall be paid at the time and place that Base Rent is paid. Landlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent and Additional Rent are sometimes referred to in this Lease as “Rent”.

5.4 Late Payment. Any unpaid Rent shall bear interest from the date due until paid at the maximum interest rate allowed by law (the “Interest Rate”). In addition, Tenant recognizes that late payment of any Rent will result in administrative expense to Landlord, the extent of which expense is difficult and economically impracticable to determine. Therefore, Tenant agrees that if Tenant fails to pay any Rent within five (5) days after its due date, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable. Tenant agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of such failure by Tenant. In the event of nonpayment of interest or late charges on overdue Rent, Landlord shall have, in addition to all other rights and remedies, the rights and remedies provided in this Lease and by law for nonpayment of Rent.

6. USE OF PREMISES AND CONDUCT OF BUSINESS

6.1 Permitted Use. Tenant may use and occupy the Premises during the Term solely for the uses specified and permitted in Article 1 and for no other purpose without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole and unfettered discretion. Tenant’s use of the Premises shall in all respects comply with all Applicable Laws (as defined in Section 11.1).

6.2 Prohibited Uses. Tenant shall not use the Premises or allow the Premises to be used for any illegal or immoral purpose, or so as to create waste, or constitute a private or public nuisance. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any Hazardous Material in the drainage system of the Premises, or overload existing electrical or other mechanical systems. Tenant shall not use any machinery or equipment which causes any unreasonable noise or vibration. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises except in trash containers placed inside exterior enclosures for that purpose. No loudspeaker or other device, system or apparatus shall be used at the Premises without the prior written consent of Landlord. No explosives or firearms shall be brought onto the Premises without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute discretion.

7. NET LEASE; NO COUNTERCLAIM OR ABATEMENT

7.1 Net Lease. The Rent due hereunder shall be absolutely net to Landlord and shall be paid without assertion of any counterclaim, offset, deduction or defense and without abatement, suspension,, deferment or reduction (except as otherwise provided in this Lease). Landlord shall not be expected or required under any circumstances or conditions whatsoever, whether now existing or hereafter arising, and whether now known or unknown to the parties, to make any payment of any kind whatsoever with respect to the Premises or be under any obligation or liability hereunder, except if and solely to the extent expressly so provided elsewhere in this Lease.

7.2 Real Property Taxes. Without limiting the foregoing, Additional Rent shall include, and Tenant agrees to bear, discharge and pay as the same become due, and before delinquency, all taxes, assessments, rates, charges, license fees, municipal liens, levies, excises or imposts, whether general or special, or ordinary or extraordinary, of every name, nature and kind whatsoever, including all governmental charges of every name, nature or kind that may be levied, assessed, charged or imposed or maybe or become a lien or charge upon the Premises or any part thereof; or upon the rent or income of Tenant; or upon the use or occupancy of the Premises; or any document creating or transferring an estate or interest in the

Premises; upon any of the buildings or improvements existing at any time during the Term upon the Premises; or upon the leasehold of Tenant; or upon Landlord by reason of its ownership of the Premises (but not including any franchise, transfer, inheritance, or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, in whole or in part, any other tax that would otherwise be the responsibility of Tenant). If at any time during the Term, under any Applicable Laws, any tax is levied or assessed against Landlord directly, in substitution in whole or in part for real property taxes, Tenant covenants and agrees to pay and discharge such tax. All of the foregoing taxes, assessments and other charges which are the responsibility of Tenant are herein referred to as “Property Taxes.” Notwithstanding the foregoing, Tenant shall have no obligation to pay (a) any portion of an increase in Property Taxes, if any, attributable to a reassessment for assessment year 2007-2008 as a result of Landlord’s recent acquisition of the ground lease interest in the Premises; or (b) any environmental assessment, charges or liens arising in connection with the remediation of Hazardous Materials from the Premises, the causation of which arose prior to the delivery of the Premises to Tenant, or to the extent caused by Landlord or any of Landlord’s agents, (c) costs or fees (other than general real property taxes) payable in connection with Landlord’s right to further develop the Premises, and (d) property transfer taxes, stamp or recording taxes attributable to Landlord’s transfer of ownership of the Premises or any interest of Landlord therein.

7.3 Project Costs. In addition to Minimum Rent, Tenant shall pay or fund when due all Property Taxes, insurance premiums and deductibles, debt service, permit and license fees, costs of utilities and services, maintenance, repair, replacement, rebuilding, restoration, management, marketing and leasing services, operations and other costs of any type whatsoever accruing at any time during the Term in connection with the ownership, marketing, leasing, operation, management, maintenance, repair, replacement, restoration, use, occupancy or enjoyment of the Premises (collectively, “Project Costs”). Tenant shall pay all Project Costs directly, and shall contract directly for all required services, utilities (including without limitation water, gas, electricity, sewer service, waste pick-up, telephone and other electronic telecommunication services) and other items described herein; provided, however, that Landlord shall have the right to contract for any such services, utilities or other items if Tenant has failed to do so, or has failed to make any payment of Project Costs which is due and owing. Tenant shall provide Landlord, upon written request, with copies of invoices, receipts, canceled checks and/or other documentation reasonably substantiating Tenant’s payment of all Project Costs.

7.4 Taxes on Tenant’s Property and Business. Tenant shall pay prior to delinquency all taxes levied or assessed by any local, state or federal authority upon the conduct of Tenant’s business in the Premises or upon Tenant’s Property (as defined in Section 9.4) and shall deliver satisfactory evidence of such payment to Landlord. If the assessed value of the Premises is increased by the inclusion of a value placed upon Tenant’s Property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the portion of Landlord’s taxes resulting from said increase in assessment, as determined from time to time by Landlord.

8. REPAIRS, MAINTENANCE AND SERVICES

8.1 Maintenance and Repairs. During the Term, Tenant shall, at its own cost and expense and without any cost or expense to Landlord, keep and maintain the Premises and all improvements and appurtenant facilities thereon or related thereto, including without limitation the structural components, roof, fixtures and building systems of the improvements, grounds, sidewalks, parking and landscaped areas, in good condition and repair. Tenant shall promptly make all repairs, replacements and alterations (whether structural or nonstructural, foreseen or unforeseen, or ordinary or extraordinary) necessary to maintain the Premises and the improvements in good condition and repair, and in compliance with all Applicable Laws and to avoid any structural damage or injury to the Premises or the improvements.

8.2 No Obligation Of Landlord To Repair. Landlord shall not be obligated to make any repairs, replacements or renewals of any kind, nature or description whatsoever to the Premises or the improvements (except to the extent caused by Landlord’s willful misconduct or gross negligence), and Tenant hereby expressly waives any right to terminate this Lease and any right to make repairs at Landlord’s expense under Sections 1932(1), 1941 and 1942 of the California Civil Code, or any amendments thereof, or any similar law, statute or ordinance now or hereafter in effect.

8.3 Security. Tenant shall be solely responsible for the security of the Premises and of Tenant, its employees, agents, contractors and invitees (collectively, “Tenant’s Agents”) while in or about the Premises. Any security services provided to the Premises by Landlord shall be at Landlord’s sole discretion and Landlord shall not be liable to Tenant or Tenant’s Agents for any failure to provide security services or any loss, injury or damage suffered as a result of a failure to provide security services.

8.4 Tenant’s Failure to Repair. If Tenant fails for any reason to repair or maintain the Premises as required by this Lease to Landlord’s reasonable satisfaction, and does not cure such failure (a) within thirty (30) days after receipt of Landlord’s written notice, or (b) if the nature of the cure will reasonably require more than thirty (30) days to perform, within a reasonable time so long as Tenant promptly commences and diligently prosecutes such cure to completion, then Landlord shall have the right, but not the obligation, to enter onto the Premises and perform such repairs or maintenance without liability to Tenant (except to the extent of Landlord’s gross negligence or willful misconduct) for any loss or damage to Tenant’s furnishings, fixtures, equipment or other personal property or for interference with Tenant’s business arising therefrom. If Landlord performs such repairs or maintenance, Tenant shall pay all costs thereof to Landlord upon demand as Additional Rent.

9. ALTERATIONS

9.1 Alterations by Tenant. Tenant shall not make or permit any alterations to the building systems, and shall not make or permit any alterations, installations, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Premises without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay. Landlord shall respond to any request by Tenant to make any Alteration within ten (10) business days after receipt of such request for consent from Tenant. Notwithstanding the foregoing, Landlord’s consent shall not be required (a) in the case of interior, cosmetic non-structural Alterations that do not require a permit, or affect any building systems, or (b) in the case of other Alterations that do not exceed a total price of Twenty-Five Fifty Thousand Dollars ($25,000) per project and do not affect any building systems or the structural integrity of the buildings. All Alterations shall be done at Tenant’s sole cost and expense, including without limitation the cost and expense of obtaining all permits and approvals required for any Alterations. Tenant shall reimburse Landlord within ten (10) days after written demand as

Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with Alterations elected to be made and/or any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors and/or consultants to review plans and specifications prepared by Tenant.

9.2 Project Requirements. The following provisions of this Section 9.2 shall apply to all Alterations, whether or not requiring Landlord’s approval (unless otherwise noted):

(a) Prior to entering into a contract for Alterations requiring Landlord’s approval, Tenant shall obtain Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the identity of each of the design architect and the general contractor.

(b) Before commencing the construction of any Alterations, Tenant shall procure or cause to be procured the insurance coverage described below and provide Landlord with certificates of such insurance in form reasonably satisfactory to Landlord. All such insurance shall comply with the following requirements of this Section and of Section 13.2.

(i) During the course of construction, to the extent not covered by property insurance maintained by Tenant pursuant to Section 13.2, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, excluding earthquake and flood, covering all improvements in place on the Premises, all materials and equipment stored at the site and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Tenant or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of Alterations.

(ii) Commercial general liability insurance covering Tenant, Landlord and each construction manager, contractor and subcontractor engaged in any work on the Premises, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Section 13.2, including insurance for completed operations, elevators, owner’s, construction manager’s and contractor’s protective liability, products completed operations for one (1) year after the date of acceptance of the work by Tenant, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Tenant, its construction manager, contractors and subcontractors, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects, but in any event not less than Three Million Dollar ($3,000,000) combined single limit, which policy shall include thereunder for the mutual benefit of Landlord and Tenant, bodily injury liability and property damage liability, and automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii) Workers’ Compensation Insurance approved by the State of California, in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

(c) All construction and other work in connection with any Alterations shall be done at Tenant’s sole cost and expense and in a prudent and first class manner. Tenant shall construct the Alterations in accordance with all Applicable Laws, and with plans and specifications that are in accordance with the provisions of this Article 9 and all other provisions of this Lease.

(d) Prior to the commencement of any Alteration in excess of Ten Thousand Dollars ($10,000), Landlord shall have the right to post in a conspicuous location on the Premises and to record in the public records a notice of Landlord’s nonresponsibility. Tenant covenants and agrees to give Landlord at least ten (10) days prior written notice of the commencement of any such Alteration in order that Landlord shall have sufficient time to post such notice.

(e) Tenant shall take all necessary safety precautions during any construction.

(f) Tenant shall prepare and maintain (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction of the Alterations, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features. These as-built drawings and annotated plans and specifications shall be kept at the Premises and Tenant shall update them as often as necessary to keep them current. The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Landlord at all reasonable times.

(g) Upon completion of the construction of any Alterations in excess of Ten Thousand Dollars ($10,000) during the Term, Tenant shall file for recordation, or cause to be filed for recordation, a notice of completion and shall deliver to Landlord evidence satisfactory to Landlord of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided herein).

9.3 Ownership of Improvements. Except as provided in Section 9.4, all Alterations, and any other appurtenances, fixtures, improvements, equipment, additions and property permanently attached to or installed in or on the Premises at the commencement of or during the Term, shall at the end of the Term become Landlord’s property without compensation to Tenant, or be removed in accordance with this Section. Upon written request by Tenant, Landlord shall notify Tenant in writing at the time of Landlord’s approval of the Alterations whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term and Tenant shall have no obligation to remove any Alterations that Landlord has not designated in writing for removal. Tenant shall repair or pay the cost of repairing any damage to the Premises caused by the removal of Alterations. If Tenant fails to perform its repair obligations, without limiting any other right or remedy, Landlord may on five (5) business days prior written notice to Tenant perform such obligations at Tenant’s expense and Tenant shall reimburse Landlord within twenty (20) days after demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such repair. Tenant’s obligations under this Section shall survive the termination of this Lease.

9.4 Tenant’s Personal Property. All inventory, furniture, trade fixtures, furnishings, equipment and articles of movable personal property installed in or on the Premises by or for the account of Tenant (except for ceiling and related fixtures, HVAC equipment and floor coverings, which shall become the property of Landlord at the end of the Term), and which can be removed without structural or other material damage to the Premises (collectively, “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by it at any time during the Term. Tenant shall remove from the Premises all Tenant’s Property on or before the Termination Date, except such items as the parties have agreed pursuant to the provisions of this Lease or by separate agreement are to remain and to become the property of Landlord. Tenant shall repair or pay the cost of repairing any damage to the Premises resulting from such removal, and the provisions of Section 9.3 above shall apply in the event Tenant fails to do so. Any items of Tenant’s Property which remain in the Premises after the Termination Date may, on five (5) business days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

10. LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. If Tenant shall not, within ten (10) days following notice of the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right but not the obligation to cause any such lien to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable counsel fees) shall be payable to Landlord by Tenant upon demand with interest from the date incurred at the Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord and the Premises from mechanics’ and materialmen’s liens.

11. COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

11.1 Applicable Laws. Tenant, at Tenant’s cost and expense, shall comply with all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Premises or the use, operation or occupancy of the Premises, whether now existing or hereafter enacted (collectively, “Applicable Laws”). Without limiting the foregoing, Tenant shall be solely responsible for compliance with and shall make or cause to be made all such improvements and alterations to the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required to comply with all applicable building codes, laws and ordinances relating to public accommodations, including the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12111 et seq. (the “ADA”), and the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers

Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et. seq., the Architectural Barriers Act of 1968, 42 U.S.C. §§ 4151 et. seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et. seq., the Minimum Guidelines and

Requirements for Accessible Design, 36 C.F.R. Part 1190, the Uniform Federal Accessibility Standards, and Title 24 of the California Code of Regulations, as the same may be amended from time to time, or any similar or successor laws, ordinances and regulations, now or hereafter adopted. Tenant’s liability shall be primary and Tenant shall indemnify Landlord in accordance with Section 13.1 in the event of any failure or alleged failure of Tenant to comply with Applicable Laws. Any work or installations made or performed by or on behalf of Tenant or any person or entity claiming through or under Tenant pursuant to the provisions of this Section shall be made in conformity with and subject to the provisions of Article 9.

11.2 Insurance Requirements. Tenant shall not do anything, or permit anything to be done, in or about the Premises that would: (a) invalidate or be in conflict with the provisions of or cause any increase in the applicable rates for any fire or other insurance policies covering the Premises or any property located thereon (unless Tenant pays for such increased costs), or (b) result in a refusal by fire insurance companies of good standing to insure the Premises or any such property in amounts reasonably satisfactory to Landlord, or (c) subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

12. HAZARDOUS MATERIALS

12.1 Definitions. As used in this Lease, the following terms shall have the following meanings:

(a) “Environmental Activity” means any use, treatment, keeping, storage, holding, release, emission, discharge, manufacturing, generation, processing, abatement, removal, disposition, handling, transportation, deposit, leaking, spilling, injecting, dumping or disposing of any Hazardous Materials from, into, on or under the Premises, and shall exclude the mere discovery of a pre-existing contamination, but include the exacerbation of any pre-existing contamination by Tenant or any of Tenant’s Agents.

(b) “Environmental Laws” mean all Applicable Laws, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under or about the Premises, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar state and local laws and ordinances and the regulations now or hereafter adopted and published and/or promulgated pursuant thereto.

(c) “Hazardous Material” means any chemical, substance, medical or other waste, living organist or combination thereof which is or may be hazardous to the environment or human or animal health or safety- due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. Hazardous Materials shall include, without limitation, petroleum hydrocarbons, including MTBE, crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane, lead, urea, formaldehyde foam insulation, microbial matter (including mold) and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” “infectious wastes,” “biohazardous wastes,” “medical wastes,” “radioactive wastes” or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

(d) “Tenant’s Hazardous Materials” means any Hazardous Materials resulting from the Environmental Activity by Tenant or any of Tenant’s Agents.

12.2 Environmental Release. Landlord hereby informs Tenant that detectable amounts of Hazardous Materials may have come to be located on, beneath and/or in the vicinity of the Premises. Tenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on its operations and persons using the Premises. Landlord makes no representation or warranty with regard to the environmental condition of the Premises. Tenant hereby releases Landlord and Landlord’s officers, directors, trustees, agents and employees from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Tenant or any of Tenant’s Agents may have, claim to have, or which may hereafter accrue against the released parties or any of them, arising out of or relating to or in any way connected with Hazardous Materials presently in, on or under, or now or hereafter emanating from or migrating onto the Premises (except to the extent caused by the willful misconduct or gross negligence of Landlord or Landlord’s Agents during the Term. In connection with such release, Tenant hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

12.3 Use of Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be used, stored, discharged, released or disposed of in the Premises or cause any Hazardous Materials to be used, stored, discharged, released or disposed of in, from, under or about, the Premises, or any other land or improvements in the vicinity of the Premises, excepting only the types and minor quantities of Hazardous Materials which are normally used in connection with Tenant’s permitted use of the Premises and then only in strict accordance with all Applicable Laws, including all Environmental Laws. As of the Commencement Date, Tenant shall provide Landlord a complete list of all Hazardous Materials (including MSDS sheets for all such Hazardous Materials) used or stored by Tenant or any of Tenant’s Agents or subtenants at the Premises, excluding standard janitorial and office products. Throughout the Term, Tenant shall continue to update this list so that it remains current. Without limiting the foregoing, Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of Hazardous Materials at the Premises, including, without limitation, discharge of appropriately treated materials or wastes into or through any sanitary sewer serving the Premises. Tenant shall in all respects handle, treat, deal with and manage any and all Tenant’s Hazardous Materials in total conformity with all Environmental Laws and prudent industry practices regarding management of such Hazardous Materials.

12.4 Remediation of Hazardous Materials. Tenant shall, upon demand of Landlord, and at Tenant’s sole cost and expense, promptly take all actions to remediate the Premises from the effects of any Tenant’s Hazardous Materials. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Premises, Tenant shall take all actions necessary to remediate the Premises from the effects of such Tenant’s Hazardous Materials to a condition allowing the current use of the Premises, notwithstanding any lesser standard of remediation allowable. under Applicable Laws. All work shall be performed by one or more contractors selected by Tenant and reasonably approved in advance and in writing by Landlord. Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all Applicable Laws. Any such actions shall be performed in a good, safe and workmanlike manner. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Premises to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation.

12.5 Indemnity. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord’s trustees, directors, officers, agents and employees and their respective successors and assigns (collectively, “Landlord’s Agents”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys’ and consultants’ fees and oversight and response costs) to the extent arising from (a) Environmental Activity by Tenant or Tenant’s Agents; or (b) failure of Tenant or Tenant’s Agents to comply with any Environmental Law with respect to Tenant’s Environmental Activity; or (c) Tenant’s failure to remove Tenant’s Hazardous Materials as required in Section 12.4. Tenant’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Landlord), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Landlord or the Premises. Prior to retaining counsel to defend such claims, suits or proceedings, Tenant shall obtain Landlord’s written approval of the identity of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Tenant’s failure to surrender the Premises at the expiration or earlier termination of this Lease free of Tenant’s Hazardous Materials prevents Landlord from reletting the Premises, or reduces the fair market and/or rental value of the Premises or any portion thereof, Tenant’s indemnity obligations shall include all losses to Landlord arising therefrom.

12.6 No Lien. Tenant shall not suffer any lien to be recorded against the Premises as a consequence of any Tenant’s Hazardous Materials, including any so-called state, federal or local “super fund” lien related to the remediation of any Tenant’s Hazardous Materials in or about the Premises.

12.7 Investigation. Landlord shall have the right to enter and conduct an inspection of the Premises, including invasive tests, at any reasonable time and upon reasonable advance notice, to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Premises and the activities thereon with Environmental Laws (the “Environmental Investigation”). Landlord shall have the right, but not the obligation, to retain at its expense an independent professional consultant to enter the Premises to conduct such an inspection, and to review any report prepared by or for Tenant concerning such compliance. In the event the Environmental Investigation identifies any deficiencies in the compliance of the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, Tenant shall promptly correct any such deficiencies identified in the Environmental Investigation, and document to Landlord that corrective action has been taken. In such event, Tenant shall also reimburse Landlord for the reasonable cost of the Environmental Investigation. If the Environmental Investigation identifies any such deficiency in compliance of the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, then, within nine (9) months of the date of the Environmental Investigation, Landlord may request a detailed review of the status of such violation by a consultant selected by Landlord (the “Supplemental Investigation”). Tenant shall pay for the reasonable cost of any Supplemental Investigation. A copy of the Supplemental Investigation shall be promptly supplied to Landlord and Tenant when it becomes available.

12.8 Right to Remediate. Should Tenant fail to perform or observe any of its obligations or agreements pertaining to Hazardous Materials or Environmental Laws, then Landlord shall have the right, but not the obligation, without limitation of any other rights of Landlord hereunder, to enter the Premises personally or through Landlord’s agents, employees and contractors and perform the same. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth above in this Article 12.

12.9 Notices. Tenant shall immediately notify Landlord of any inquiry, test, claim, investigation or enforcement-proceeding by or against Tenant or the Premises known to Tenant concerning any Hazardous Materials. Tenant shall immediately notify Landlord of any release or discharge of Hazardous Materials on, in under or about the Premises. Tenant acknowledges that Landlord, as the owner of the Premises, shall have the sole right at its election and at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued with regard to Tenant’s Hazardous Materials by any applicable governmental authority.

12.10 Surrender. Tenant shall surrender the Premises to Landlord, upon the expiration or earlier termination of the Lease, free of Tenant’s Hazardous Materials in accordance with the provisions of this Article 12.

12.11 Survival; Insurance. The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease. The provisions of Article 13 (insurance) shall not limit in any way Tenant’s obligations under this Article 12.

13. INDEMNITY; INSURANCE

13.1 Indemnity. Tenant shall indemnify, protect, defend and save and hold Landlord and Landlord’s Agents harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages (including consequential damages) and expenses, including, without limitation, reasonable attorneys’ fees and costs, and reasonable investigation costs, incurred in connection with or arising from: (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, or (b) the use or occupancy or manner of use or occupancy of the Premises by Tenant and Tenant’s Agents, (c) the condition of the Premises, and any occurrence on the Premises (including injury to or death of any person, or damage to property) from any cause whatsoever, and (d) any acts or omissions or negligence of Tenant or of Tenant’s Agents, in, on or about the Premises. In case any action or proceeding be brought, made or initiated against Landlord relating to any matter covered by Tenant’s indemnification obligations under this Section or under Section 12.5, Tenant, upon notice from Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel reasonably approved by Landlord. Notwithstanding the foregoing, Landlord may retain its own counsel to defend or assist in defending any claim, action or proceeding involving potential liability of Five Million Dollars ($5,000,000) or more, and Tenant shall pay the reasonable fees and disbursements of such counsel. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be indemnified for any losses, damages, liabilities, judgments, actions, claims, attorneys’ fees, costs and expenses arising from the gross negligence or willful misconduct of Landlord and Landlord’s Agents.

13.2 Insurance. Tenant shall procure at its sole cost and expense and keep in effect during the Term:

(a) all risk, fire, earthquake, flood and other perils, including extended coverage insurance on all buildings and other improvements. The amount of such insurance shall be the Full Insurable Replacement Value. Each such policy shall specify that proceeds shall be payable whether or not any improvements are actually rebuilt. Each such policy shall include an endorsement protecting the named and additional insureds against becoming a co- insured under the policy. Tenant hereby waives as against Landlord any and all claims and demands, of whatever nature, for damages, loss or injury to the improvements and to the property of Tenant in, upon or about the Premises caused by or resulting from fire and/or other insured perils. “Full Insurable Replacement Value” means 100% of the actual costs to replace the building and improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal and including materials and equipment not in place but in transit to or delivered to the Premises. The Full Insurable Replacement Value shall be determined by Landlord. Tenant shall maintain coverage at the current Full Insurable Replacement Value throughout the Term, subject to reasonable deductibles approved by Landlord in writing.

(b) commercial general liability insurance covering Tenant’s operations in the Premises and the use and occupancy of the Premises and any part thereof by Tenant. Such insurance shall include broad form contractual liability insurance coverage insuring Tenant’s obligations under this Lease. Such coverage shall be written on an “occurrence” form and shall have a minimum combined single limit of liability of not less than five million dollars ($5,000,000.00). Tenant’s policy shall be written to apply to all bodily injury, property damage, personal injury and other covered loss (however occasioned) occurring during the policy term, with at least the following endorsements to the extent such endorsements are generally available: (i) deleting any employee exclusion on personal injury coverage, (ii) including employees as additional insureds, (iii) providing broad form property damage coverage and products completed operations coverage (where applicable), and (iv) deleting any liquor liability exclusions. Such insurance shall name Landlord and any other party designated by Landlord as an additional insured, shall specifically include the liability assumed hereunder by Tenant, shall provide that it is primary insurance, shall provide for severability of interests, shall further provide that an act or omission of one of the named insureds which would void or otherwise reduce, coverage shall not reduce or void the coverage as to any insured, shall afford coverage for claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose in whole or in part during the policy period), and shall provide that Landlord will receive thirty (30) days’ written notice from the insurer prior to any cancellation or material change of coverage;

(c) commercial property insurance, including sprinkler leakages, vandalism and malicious mischief and plate glass damage covering all the items specified as Tenant’s Property and all other property of every description including stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant in the Premises in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form reasonably satisfactory to Landlord;

(d) Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Tenant and/or the Premises from time to time, and Employer’s Liability Insurance, with limits of not less than one million dollars ($1,000,000) or such higher amounts as may be required by law;

(e) business income insurance with extra expense insurance in an amount sufficient to insure payment of Rent for a period of not less than twelve (12) months during any interruption of Tenant’s business by reason of the Premises or Tenant’s Property being damaged by casualty; and

(f) any other form or forms of insurance as Landlord may reasonably require from time to time in amounts and for insurable risks against which a prudent tenant would protect itself to the extent landlords of comparable buildings in the vicinity of the Premises require their tenants to carry such other form(s) of insurance.

13.3 Policies. All policies of insurance required of Tenant shall be issued by insurance companies with general policyholders’ rating of not less than A, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California, and shall, with the exception of Workers Compensation Insurance, include as additional insureds Landlord, and such other persons or entities as Landlord specifies from time to time. Such policies, with the exception of Worker’s Compensation Insurance, shall be for the mutual and joint benefit and protection of Landlord, Tenant and others specified by Landlord. Executed copies of Tenant’s policies of insurance or certificates thereof shall be delivered to Landlord within ten (10) days prior to the delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of the term of each such policy. All commercial general liability and property damage policies shall contain a provision that Landlord and any other additional insured, although named as additional insureds, shall nevertheless be entitled to recover under said policies for a covered loss occasioned by it, its servants, agents and employees, by reason of Tenant’s negligence. As often as any policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall provide that the company writing said policy will give to Landlord thirty (30) days notice in writing in advance of any cancellation or lapse or of the effective date of any reduction in the amounts of insurance. All commercial general liability, property damage and other casualty policies shall be written on an occurrence basis. Landlord’s coverage shall not be contributory.

13.4 Landlord’s Rights. Should Tenant fail to take out and keep in force each insurance policy required under this Article 13, or should such insurance not be approved by Landlord and should the Tenant not rectify the situation within two (2) business days after written notice from Landlord to Tenant, Landlord shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Tenant, and all costs incurred by Landlord shall be payable to Landlord by Tenant within twenty (20) days after demand as Additional Rent and without prejudice to any other rights and remedies of Landlord under this Lease.

13.5 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, to the extent permitted by their respective policies of insurance and to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Landlord and Tenant each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Premises or any portion thereof or the contents of the Premises or the buildings located thereon for any loss or damage sustained by such other party with respect to the Premises or the buildings or other improvements thereon, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Either party shall notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

13.6 No Liability. No approval by Landlord of any insurer, or the terms or conditions of any policy, or any coverage or amount, of insurance, or any deductible amount shall be construed as a representation by Landlord of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible and Tenant assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

14. ASSIGNMENT AND SUBLETTING

14.1 Consent Required. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.

14.2 Notice. If Tenant desires to enter into a Sublease of all or any portion of the Premises or Assignment of this Lease (except as provided in Section 14.8), it shall give written notice (the “Transfer Notice”) to Landlord of its intention to do so, which notice shall contain (a) the name and address of the proposed assignee, subtenant or occupant (the “Transferee”), (b) the nature of the proposed Transferee’s business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee.

14.3 approval within fifteen (15) business days after receipt of the Transfer Notice. If Landlord approves the proposed Assignment or Sublease, Tenant may, not later than thirty (30) days thereafter, enter into the Assignment or Sublease with the proposed Transferee upon the terms and conditions set forth in the Transfer Notice.

14.4 Excess Rent. For any Assignment or Sublease (other than a Permitted Transfer under Section 14.7), fifty percent (50%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant. “Excess Rent” means the gross revenue received from the Transferee during the Sublease term or with respect to the Assignment, less (a) the gross revenue received by Landlord from Tenant during the period of the Sublease term or concurrently with or after the Assignment; (b) any reasonably documented tenant improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to or on behalf of the Transferee; (d) customary and reasonable external brokers’ commissions to the extent paid and documented; (e) reasonable attorneys’ fees; and (f) reasonable costs of advertising the space for Sublease or Assignment (collectively, “Transfer Costs”). Tenant shall not be required to pay to Landlord any Excess Rent until Tenant has recovered its Transfer Costs.

14.5 Right of First Refusal. Except for Permitted Transfers, if Tenant desires to assign Tenant’s interest in the Premises or to sublease any portion of the Premises (collectively, a “Transfer”), Tenant’s Transfer Notice shall also include a written offer that includes all of the substantial business terms that Tenant has offered to a Transferee and shall offer to Transfer to Landlord, Tenant’s interest in the portion of the Premises offered to the Transferee on such terms and conditions (the “Offer”). Landlord shall have fifteen (15) days from Landlord’s receipt of the Offer to accept the Offer by written notice to Tenant or to approve or disapprove the Transfer as provided in Section 14.3. If Landlord accepts the Offer, Landlord and Tenant shall consummate the Transfer within fifteen (15) days after Landlord’s written notice of acceptance. The Transfer shall be consummated by Tenant’s delivery to Landlord of a good and sufficient assignment of lease or sublease. If Landlord does not accept the Offer, but approves the Transfer, then in the event the terms of the Transfer are materially changed during subsequent negotiations to be more favorable to the Transferee, Tenant shall again deliver to Landlord an Offer in accordance with this Section, offering the interest to Landlord on such more favorable terms. Landlord shall then have another period of fifteen (15) days after receipt of such Offer to accept such Offer.

14.6 No Release. No Sublease or Assignment by Tenant nor any consent by Landlord thereto shall relieve Tenant of any obligation to be performed by Tenant under this Lease. Any Sublease or Assignment that is not in compliance with this Article shall be null and void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease, and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or under the laws of the State of California. The acceptance of any Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Sublease or Assignment by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or other Transferor to comply with this Article.

14.7 Assumption of Obligations. Any Transferee shall, from and after the effective date of the Assignment, assume all obligations of Tenant under this Lease with respect to the Transferred Space and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. No Assignment shall be binding on Landlord unless Tenant delivers to Landlord a counterpart of the Assignment and an instrument that contains a covenant of assumption reasonably satisfactory in substance and form to Landlord, and consistent with the requirements of this Section.

15. DEFAULT

15.1 Event of Default. The occurrence of any of the following shall be an “Event of Default” on the part of Tenant:

(a) Failure to pay any part of the Base Rent or Additional Rent, or any other sums of money that Tenant is required to pay under this Lease where such failure continues for a period of five (5) days after written notice of default from Landlord to Tenant. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(b) Failure to perform any other covenant, condition or requirement of this Lease when such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(c) The abandonment or vacating of the Premises by Tenant.

(d) Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, or Tenant shall make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e) A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Tenant or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Tenant under any bankruptcy, insolvency, reorganization, dissolution or liquidation law or statute of the federal or state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

15.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies:

(a) The right to terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises in accordance with Article 20.

(b) The right to bring a summary action for possession of the Premises.

(c) The rights and remedies described in California Civil Code Section 1951.2, pursuant to which Landlord may recover from Tenant upon a termination of the Lease, (i) the worth at the time of award of the unpaid rent which has been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award Exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (i) and (ii) above is computed by allowing interest at the rate of ten percent (10%) per annum. The “worth at the time of award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom includes, without limitation, (1) the unamortized portion of any brokerage or real estate agent’s commissions paid in connection with the execution of this Lease, (2) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (3) preparing the Premises for reletting to a new tenant (excluding the costs of any tenant improvements), (4) any repairs or alterations to the Premises for such reletting, (5) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (6) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law to the extent that such payment would not result in a duplicative recovery.

(d) The rights and remedies described in California Civil Code Section 1951.4 which allow Landlord to continue this Lease in effect and to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Base Rent, Additional Rent and other charges payable hereunder as they become due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(e) The right and power, as attorney-in-fact for Tenant, to sublet the Premises, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Tenant under any permitted subleases. Landlord is hereby authorized on behalf of Tenant, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Landlord deems necessary. Landlord is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Tenant, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Landlord in its reasonable discretion may deem proper. Tenant shall be liable immediately to Landlord for all costs and expenses Landlord incurs in reletting the Premises including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and the cost of collecting rents and fulfilling the obligations of Tenant to any subtenant. If Landlord relets the Premises or any portion thereof, such reletting shall not relieve Tenant of any obligation hereunder, except that Landlord shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Tenant hereunder to the extent that such rent or other proceeds compensate Landlord for the nonperformance of any obligation of Tenant hereunder. Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease, by expiration of the Term or otherwise, to recover them by legal action or in any other manner. Landlord may execute any sublease made pursuant to this Section in its own name, and the tenant thereunder shall be under no obligation to see to the application by Landlord of any rent or other proceeds, nor shall Tenant have any right to collect any such rent or other proceeds. Landlord shall not by any reentry or other act be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Tenant of any obligation hereunder, unless Landlord shall have given Tenant express written notice of Landlord’s election to do so as set forth herein.

(f) The right to enjoin, and any other remedy or right now or hereafter available to a Landlord against a defaulting tenant under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(g) If this Lease provides for a postponement of deferral of any Rent, or for commencement of payment of Rent to a date later than the Commencement Date, or for a period of “free” Rent or any other Rent concession (collectively, “Abated Rent”), the right upon an Event of Default to demand immediate payment of the value of the Abated Rent.

15.3 Cumulative Remedies. The various rights and remedies reserved to Landlord, including those not specifically described herein, shall, to the extent that the exercise of such right and/or remedy does not result in a duplicative recovery, be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

15.4 Waiver of Redemption by Tenant. Tenant hereby waives any right to relief against forfeiture of this Lease pursuant to California Code of Civil Procedure Section 1179.

15.5 Landlord’s Right to Cure. If Tenant shall fail or neglect to do or perform any covenant or condition required under this Lease and such failure shall not be cured within any applicable grace period, Landlord may, on five (5) business days written notice to Tenant, but shall not be required to, make any payment payable by Tenant hereunder, discharge any lien, take out, pay for and maintain any insurance required hereunder, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Landlord shall so elect), and Landlord shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Tenant on account thereof. Tenant shall repay to Landlord within twenty (20) days after demand the entire out-of-pocket cost and expense incurred by Landlord in connection with the cure, including, without limitation, compensation to the agents, consultants and contractors of Landlord and reasonable attorneys’ fees and expenses. Landlord may act upon shorter notice or no notice at all if necessary in Landlord’s reasonable judgment to meet an emergency situation or governmental or municipal time limitation or to protect Landlord’s interest in the Premises. Landlord shall not be required to inquire into the correctness of the amount of validity or any tax or lien that may be paid by Landlord and Landlord shall be duly protected In paying the amount of any such tax or lien claimed and in such event Landlord also shall have the full authority, in Landlord’s sole judgment and discretion and without prior notice to or approval by Tenant, to settle or compromise any such lien or tax. Any act or thing done by Landlord pursuant to the provisions of this Section shall not be or be construed as a waiver of any such failure by Tenant, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

15.6 Landlord’s Default. Landlord shall be in default under this Lease if Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but the provisions of Article 17 shall apply to any Landlord default and Tenant shall not have the right to terminate this Lease as a result of a Landlord default.

16. LANDLORD’S RESERVED RIGHTS

16.1 Alterations to Premises. Landlord reserves the right, at any time and from time to time, to make alterations, additions, repairs, replacements or improvements to all or any part of the Premises, for any reasonable purpose, and no such change shall entitle Tenant to any abatement of rent or damages; provided, however, that Landlord shall use reasonable efforts not to materially adversely affect Tenant’s use of the Premises.

16.2 Access. Landlord reserves (for itself and its agents, consultants, contractors and employees) the right to enter the Premises at all reasonable times and, except in cases of emergency, after giving Tenant reasonable notice, to inspect the Premises (including, without limitation, environmental testing); to supply any service to be provided by Landlord hereunder; to show the Premises to prospective purchasers or mortgagees; to show the Premises to prospective tenants during the last year of the Term; to post notices of nonresponsibility; and to repair or maintain the Premises in the event Landlord so elects as a result of Tenant’s failure to do so, without abatement of. , Rent, and may for that purpose erect, use and maintain necessary structures in and throughout the Premises where reasonably required by the character of the work to be performed. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby, except to the extent caused by the gross negligence or willful misconduct of Landlord in the exercise of its rights and provided that Landlord shall use reasonable efforts not to materially adversely affect Tenant’s use of the Premises. All locks for all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance in writing by Tenant) shall at all times be keyed to a master system and Landlord shall at all times have and retain a key with which to unlock all of said doors. Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency in order to obtain entry to any portion of the Premises, and any such entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

16.3 Easements. Landlord reserves the right to grant or relocate all easements and rights of way which Landlord in its sole discretion may deem necessary or appropriate; provided that Tenant’s rights to use the Premises is not materially impeded.

16.4 Use of Additional Areas. Landlord reserves the exclusive right to use any air space above the Premises, and the land beneath the Premises; provided that such use shall not materially impede Tenant’s use of and access to the Premises.

16.5 Subordination. This Lease shall be subject and subordinate at all times to: (a) all reciprocal easement agreements, and any ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises, or any ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated to this Lease any of the items referred to in clause (a) or (b) above, subject to compliance with the condition precedent set forth below. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, (i) no person or entity which as a result of the foregoing succeeds to the interest of Landlord under this Lease, (a “Successor”) shall be liable for any default by Landlord or any other matter that occurred prior to the date the Successor succeeded to Landlord’s interest in this Lease, and (ii) Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the Successor, at the option of the Successor. Tenant covenants and agrees, however, to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases, underlying leases, reciprocal easement agreements or similar documents or instruments, or with respect to the lien of any such mortgage or deed of trust and Tenant’s failure to execute and deliver any such document within ten (10) business days after such demand by Landlord shall constitute an Event of Default without further notice. Landlord shall obtain the written agreement of the mortgagee or trustee named in any mortgage, deed of trust or other encumbrance, and any landlord under any ground lease or underlying lease, that so long as an Event of Default by Tenant is not in existence, neither this Lease nor any of Tenant’s rights hereunder shall be terminated or modified, nor shall Tenant’s possession of the Premises be disturbed or interfered with, by any trustee’s sale or by an action or proceeding to foreclose said mortgage, deed of trust or other encumbrance.

17. LIMITATION OF LANDLORD’S LIABILITY

17.1 Limitation. Landlord shall not be responsible for or liable to Tenant and Tenant hereby releases Landlord, waives all claims against Landlord and assumes the risk for any injury, loss or damage to any person or property in or about the Premises by or from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct) including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, (f) nuisance, and (g) work done by Landlord on the Premises. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Premises or to fixtures, appurtenances and equipment in the Premises. If, as a result of the gross negligence or willful misconduct of Landlord, the Premises should become untenantable for Tenant’s use as a consequence of the cessation of utilities or other services, interference with access to the Premises, legal restriction or the presence of any Hazardous Materials that are not located on, in or under the Premises as of the Commencement Date, and In the event any of the foregoing prevents Tenant’s intended use of the Premises for a period of seven (7) days or more, Tenant shall be entitled to an equitable abatement of Base Rent and Additional Rent from the date of the first occurrence through the time in which the Premises are again tenantable for Tenant’s intended use. If such interruption continues for a period of thirty (30) consecutive days or more, Tenant shall be entitled to terminate this Lease, upon written notice to Landlord, whereupon the parties shall have no further rights or obligations under this Lease.

17.2 Sale of Property. It is agreed that Landlord may at any time sell, assign or transfer its interest as landlord in and to this Lease, and may at any time sell, assign or transfer its interest in and to the Premises. In the event of any transfer of Landlord’s interest in this Lease or in the Premises, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease. Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

17.3 No Personal Liability. In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Premises and rents therefrom and any available insurance proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

18. DESTRUCTION

18.1 Damage or Destruction; Duty to Restore. If the Premises or the improvements, or any portion thereof, are damaged or destroyed at any time during the Term and this Lease is not terminated by either party pursuant to and in accordance with this Section 18, Tenant, as promptly as practicable and with all due diligence (given the time required to obtain insurance proceeds and to obtain construction permits), shall cause the repair, reconstruction and replacement of the improvements as nearly as possible given the circumstances and then-Applicable Law to their condition immediately prior to such damage or destruction and, except as otherwise approved in writing by Landlord or precluded by then-Applicable Law, to their same general appearance.

18.2 Performance of Repairs and Restoration. All repairs and restoration shall be performed in accordance with the provisions of Section 9 of this Lease (as applicable). Except as otherwise provided herein, all insurance proceeds, less actual costs and expenses incurred in connection with the collection thereof, shall be applied to the costs of repair and restoration of the Premises and the improvements in accordance with the provisions of this

Section 18 and in compliance with Section 9 (as applicable). All such insurance proceeds shall be held by Landlord, or at the request of the holder of any mortgagor, by a trust company reasonably satisfactory to Landlord and such holder. Insurance proceeds shall be made available to Tenant in monthly draws during the repair of the Premises, which shall be available upon submission by Tenant of written request accompanied by reasonably detailed invoices and customary lien releases from Tenant’s contractor. Tenant shall pay any amount by which the insurance proceeds received as a result of such damage, less the costs and expenses incurred in connection with the collection thereof, are insufficient to pay the entire cost of such repair and restoration.

18.3 Option to Terminate Upon Damage or Destruction. In the event of (a) any damage to or destruction of the Premises or the improvements or any portion thereof at any time during the Term and the cost to repair and restore the same to substantially the same condition as existed immediately prior to such occurrence is reasonably estimated to exceed twenty-five percent (25%) of full replacement cost of all improvements on the Premises and is not covered by any insurance obtained or required to be obtained by Tenant pursuant to Article 13, or (b) any damage to or destruction of the Premises or the improvements occurring during the last twelve months of the Term, then Tenant shall have the option to terminate this Lease, exercisable as provided below.

18.4 Termination; Tenant’s Obligation to Restore; Arbitration. Tenant may exercise its option to terminate this Lease pursuant to this Section 18 by giving written notice to Landlord within ninety (90) days after the occurrence of the event of damage or destruction. If Tenant elects to terminate this Lease pursuant to this Section 18, Tenant shall surrender the Premises to Landlord in accordance with the provisions of Section 20, except to the extent the damage or destruction prevents Tenant from so doing. Tenant’s obligations under this Section 18 shall survive the termination of this Lease. All proceeds of insurance payable with respect to damage to, or destruction of the improvements and other property located on the Premises, after payment of costs and expenses of collection thereof, shall first be applied to the costs of demolition, removal, restoration, and remediation, as appropriate, depending on the extent of the damage or destruction, with the balance, if any, of such insurance proceeds, to be distributed as provided in Section 18.5.

18.5 Excess Proceeds. If there are proceeds of insurance in excess of that required to repair, restore, reconstruct or demolish the Premises and the improvements as required herein, upon receipt by Landlord of satisfactory evidence that the work of repair, restoration, reconstruction or demolition required has been fully completed and paid for in accordance with the provisions of this Lease, and that the last day for filing any mechanic’s or materialmen’s liens has passed without the filing of any, or if filed, any such lien has been released, any remaining insurance proceeds shall be paid to Landlord and the holders of mortgages as their interest may appear.

18.6 Right to Participate in Settlement. Landlord and Tenant shall both have the right to participate in the settlement or compromise of any insurance proceeds.

18.7 No Damages. If Landlord is required or elects to make any repairs, reconstruction or restoration of any damage or destruction to the Premises under any of the provisions of this Article 18, Tenant shall not be entitled to any damages by reason of any inconvenience or loss sustained by Tenant as a result thereof. There shall be no reduction, change or abatement of any rental or other charge payable by Tenant to Landlord hereunder, or in the method of computing, accounting for or paying the same. Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty.

19. EMINENT DOMAIN

19.1 Taking. If all or any part of the Premises shall be taken as a result of the exercise, of the power of eminent domain or any transfer in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking or as of the date of final judgment, whichever is earlier, and, in the case of a partial taking if at least twenty-five percent (25%) of the Premises, or if the extent and nature of such taking substantially handicaps, impedes or impairs Tenant’s use of the balance of the Premises, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after such date.

19.2 Award. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall assign to Landlord any right to compensation or damages for the condemnation of its leasehold interest; provided that Tenant may file a claim for (a) Tenant’s relocation expenses, and (b) the taking of Tenant’s Property.

(a) In the event of a partial taking of the Premises which does not result in a termination of this Lease, Landlord shall repair, restore or reconstruct the Premises to a useable state; provided that Landlord shall not be required to expend any sums other than those received pursuant to Section 19.2.

(b) During the period between the date of the partial taking and the completion of any necessary repairs, reconstruction or restoration, Tenant shall be entitled to a reduction of Base Rent by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises.

19.3 Temporary Taking. Notwithstanding any other provision of this Article, if a taking occurs with respect to all or any portion of the Premises for a period of six (6) months or less, this Lease shall remain unaffected thereby and Tenant shall continue to pay Base Rent and Additional Rent and to perform all of the terms, conditions and covenants of this Lease, provided that Tenant shall have the right to terminate this Lease if the taking continues beyond twelve (12) months. In the event of any such temporary taking, and if this Lease is not terminated, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term up to the total Base Rent and Additional Rent owing by Tenant for the period of the taking, and Landlord shall be entitled to receive the balance of any award.

19.4 Sale in Lieu of Condemnation. A voluntary sale by Landlord of all or any part of the Premises to any public or quasi-public body, agency or person, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article.

19.5 Waiver. Except as provided in this Article, Tenant hereby waives and releases any right it may have under any Applicable Law to terminate this Lease as a result of a taking, including without limitation Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or any similar law, statute or ordinance now or hereafter in effect.

20. SURRENDER

20.1 Surrender. Upon the Termination Date, Tenant shall surrender the Premises to Landlord in as good order and repair as on the Commencement Date, reasonable wear and tear and damage by casualty excepted, free and clear of all letting and occupancies and free of Hazardous Materials as required pursuant to Article 12. Subject to Article 9, upon any termination of this Lease all improvements, except for Tenant’s Property, shall automatically and without further act by Landlord or Tenant, become the property of Landlord, free and clear of any claim or interest therein by Tenant, and without payment therefore by Landlord.

20.2 Holding Over. Any holding over after the expiration of the Term with the consent of Landlord shall be construed to automatically extend the Term on a month-to-month basis at a Base Rent equal to the greater of (a) 150% of the then-current Base Rent, and (b) prevailing rate at which Landlord is then offering space in buildings reasonably determined by Landlord to be comparable to the Premises, and shall otherwise be on the terms and conditions of this Lease to the extent applicable. Any holding over without Landlord’s consent shall entitle Landlord to exercise any or all of its remedies provided in Article 15, notwithstanding that Landlord may elect to accept one or more payments of Base Rent and Operating Expenses from Tenant.

20.3 Quitclaim. At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the Premises.

21. FINANCIAL STATEMENTS

Tenant shall tender to Landlord within ten (10) business days after receipt of a written request any information reasonably requested by Landlord regarding the financial stability, credit worthiness or ability of Tenant to pay the Rent due under this Lease. Landlord shall be entitled to rely upon the information provided in determining whether or not to enter into this Lease or for the purpose of any financing or other transaction subsequently undertaken by Landlord. Tenant hereby represents and warrants to Landlord the following: (a) that all documents provided by Tenant to Landlord in connection with the negotiation of this Lease are true and correct copies of the originals, (b) Tenant has not withheld any information from Landlord that is material to Tenant’s credit worthiness, financial condition or ability to perform its obligations hereunder, (c) all information supplied by Tenant to Landlord is true, correct and accurate, and (d) no part of the information supplied by Tenant to Landlord contains any misleading or fraudulent statements. A default under this Article shall be a non-curable default by Tenant and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or available to Landlord under the laws of the State of California. Landlord shall a be entitled to disclose Tenant’s financial information to (1) its agents, employees and consultants, (2) potential purchasers of an interest in the Premises, and (3) lenders contemplating making a loan to the Landlord to be secured by the Premises, provided that such recipients are advised of the confidential nature of such information and agree to maintain such confidentiality.

22. TENANT CERTIFICATES

Tenant, at any time and from time to time within ten (10) business days after receipt of written notice from Landlord, shall execute, acknowledge and deliver to Landlord or to any party designated by Landlord (including prospective lenders, purchasers, ground lessees and others similarly situated), a certificate of Tenant stating, to the best of Tenant’s knowledge: (a) that Tenant has accepted the Premises, (b) the Commencement Date and Expiration Date of this Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) whether or not there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same), (f) the dates, if any, to which the Base Rent and Operating Expenses have been paid, and (g) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by any of such persons. Failure to deliver such certificate when due shall constitute an Event of Default. At the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate with similar types of information and in the time period set forth above. Failure by either Landlord or Tenant to execute, acknowledge and deliver such certificate shall be conclusive evidence that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party.

23. SIGNS

Tenant shall have the right, at Tenant’s sole cost and expense, to install signage on the Premises, subject to the prior written consent of Landlord, not to be unreasonably withheld, and, if required, the approval of the City of Menlo Park. Any signage shall be removed by Tenant at the expiration or earlier termination of this Lease if so required by Landlord.

24. INABILITY TO PERFORM

If Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease, by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Landlord’s reasonable control (and excluding failure or delay as a result of Landlord’s willful misconduct or gross negligence), then no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s Agents by reason of inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby. If Tenant is unable to fulfill or is delayed in fulfilling any of Tenant’s obligations under this Lease (other than the payment of Rent), by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Tenant’s reasonable control, then such inability or delay by Tenant shall excuse the performance of Tenant for a period equal to the duration of such prevention, delay or stoppage. Tenant hereby waives and releases any right to terminate this Lease under Section 1932(1) of the California Civil Code, or any similar law, statute or ordinance now or hereafter in effect.

25. NOTICES

Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, DHL, etc.): (a) to Tenant (i) at Tenant’s address set forth in Article 1, if sent prior to the Commencement Date, or (ii) at the Premises and at the “copy to” address specified in Article 1 if sent subsequent to the Commencement Date, or (iii) at the place where Tenant designates subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises; or (b) to Landlord at Landlord’s address set forth in Article 1; or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article. Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier, or when delivery is attempted but refused.

26. QUIET ENJOYMENT

Landlord covenants that so long as an Event of Default by Tenant is not in existence, upon paying the Base Rent and Additional Rent and performing all of its obligations under this Lease, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms and provisions of this Lease.

27. AUTHORITY

If Tenant is a corporation, limited liability company or a partnership, Tenant represents and warrants as follows: Tenant is an entity as identified in Article 1, duly formed and validly existing and in good standing under the laws of the state of organization specified in Article 1 and qualified to do business in the State of California. Tenant has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Tenant’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Tenant or any agreement or any order or decree of any court or other governmental authority to which Tenant is a party or to which it is subject. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

Landlord represents and warrants as follows: Landlord has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Landlord’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Landlord or any agreement or any order or decree of any court or other governmental authority to which Landlord is a party or to which it is subject. Landlord has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Landlord.

28. BROKERS

Landlord and Tenant each warrant that no broker has been involved in the procurement of this Lease; and each party hereby agrees to indemnify, defend and hold the other harmless from and against any and all liabilities arising from any breach of the foregoing warranty or any claims by a third party for a brokerage commission or finder’s fee arising out of this transaction.

29. MISCELLANEOUS

29.1 Entire Agreement. This Lease, including the exhibits which are incorporated herein and made a part of this Lease, contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties with respect to the Premises or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

29.2 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any obligation of Tenant or Landlord under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach by Landlord, or payment of Base Rent or Additional Rent by Tenant to Landlord, and no acceptance of the keys to or possession of the Premises prior to the expiration of the Term by any employee or agent of Landlord shall constitute a waiver of any such breach or of such term, covenant or condition or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. The consent of Landlord or Tenant given in any instance under the terms of this Lease shall not relieve Tenant or Landlord, as applicable, of any obligation to secure the consent of the other in any other or future instance under the terms of this Lease.

29.3 Modification. Neither this Lease nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

29.4 Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided or limited herein, their respective personal representatives and successors and assigns.

29.5 Validity. If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

29.6 Jurisdiction. This Lease shall be construed and enforced in accordance with the laws of the State of California. Any action that in any way involves the rights, duties and obligations of the parties under this Lease may (and if against Landlord, shall) be brought in the courts of the State of California or the United States District Court for the District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

29.7 Attorneys’ Fees. In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, costs of arbitration and reasonable attorneys’ fees.

29.8 Waiver of Jury Trial. Landlord and Tenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord with Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

29.9 (Reserved).

29.10 Light and Air. Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of the Base Rent or Additional Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

29.11 Lease Memorandum. Neither Landlord or Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

29.12 Confidentiality. The parties agree that neither of them shall make public the terms and conditions of this Lease to any person other than a party’s accountants, attorneys, lenders, brokers, prospective ground lessees, investors, consultants or financial advisors without first obtaining the written permission from the other party, except to the extent otherwise required by Applicable Law.

29.13 Terms. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there is more than one Tenant or Landlord, the obligations under this Lease imposed on Tenant or Landlord shall be joint and several. The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

29.14 Review and Approval. The review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease or the exhibits attached hereto shall not constitute the assumption of any responsibility by Landlord for either the accuracy or sufficiency of any such item or the quality of suitability of such item for its intended use. Any such review, approval, inspection or examination by Landlord is for the sole purpose of protecting Landlord’s interests in the Premises and under this Lease, and no third parties, including, without limitation, Tenant or any person or entity claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person or entity, shall have any rights hereunder with respect to such review, approval, inspection or examination by Landlord.

29.15 No Beneficiaries. This Lease shall not confer or be deemed to confer upon any person or entity other than the parties hereto, any right or interest, including without limitation, any third party status or any right to enforce any provision of this Lease.

29.16 Time of the Essence. Time is of the essence in respect of all provisions of this Lease in which a definite time for performance is specified.

29.17 Modification of Lease. In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Landlord under this Lease will be subject to the income tax or unrelated business taxable income, Tenant agrees to modify this Lease to avoid such tax; provided that such modifications will not result in any increase in Rent, or any increased obligations of Tenant under this Lease. Landlord will pay all Tenant’s reasonable costs incurred in reviewing and negotiating any such lease modification, including reasonable attorneys’ and accountants’ fees.

29.18 Construction. This Lease has been negotiated extensively by Landlord and Tenant with and upon the advice of their respective legal counsel, all of whom have participated in the drafting hereof. Consequently, Landlord and Tenant agree that no party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against any party as the drafter of the Lease.

29.19 Use of Name. Tenant acknowledges and agrees that the names “The Leland Stanford Junior University,” “Stanford” and “Stanford University,” and all variations thereof, are proprietary to Landlord. Tenant shall not use any such name or any variation thereof or identify Landlord in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or use any trademark, service mark, trade name or symbol of Landlord or that is associated with it, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion.

29.20 Survival. The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

29.21 Counterparts. This Lease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one original of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD:		TENANT:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY		TESLA MOTORS, INC., a Delaware corporation

By:	/s/ Leonie F. Batkin	By:	/s/ Elon Musk

Its:	Director, Property Services	Its:	CEO

		By:	/s/ Darryl Siry

		Its:	VP, Sales Marketing

GLOSSARY

DEFINITIONS

As used In this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“Abated Rent” is defined in Section 15.2(g).

“ADA” is defined in Section 11.1.

“Additional Rent” is defined in Section 5.3.

“Alterations” is as defined in Section 9.3.

“Applicable Laws” are defined in Section 11.1.

“Assignment” is defined in Section 14.1.

“Base Rent” means the amount stated in Article 1, to be adjusted and payable in accordance with Article 5.

“Business Days” means Monday through Friday, excluding Saturdays, Sundays and federal and state legal holidays.

“Commencement Date” means the date specified in Article 1.

“Early Termination Date” is defined in Section 4.4.

“Effective Date” is defined in the introductory paragraph of this Lease.

“Environmental Activity” is defined in Section 12.1(a).

“Environmental Investigation” is defined in Section 12.7.

“Environmental Laws” are defined in Section 12.1(b).

“Event of Default” is defined in Section 15.1.

“Excess Rent” is defined in Section 14.4.

“Expiration Date” means the date specified in Article 1.

“Extension Option” is defined in Section 4.3.

“Extension Period” is defined in Section 4.3.

“Hazardous Material” is defined In Section 12.1(c).

“Initial Base Rent” is defined in Article 1.

“Interest Rate” is defined in Section 5.4.

“Landlord” is defined in the introductory paragraph to this Lease.

“Landlord’s Agents” is defined in Section 12.4.

“Offer” is defined in Section 14.5.

“Offer Notice” is defined in Section 4.5.

“Premises” is defined in Section 2.1.

“Property Taxes” is defined in Section 7.2.

“Rent” means Base Rent, Additional Rent, and all other sums due from Tenant under this Lease.

“Right of First Offer” is defined in Section 4.5.

“Scheduled Date for Delivery of the Premises” is specified in Article 1.

“Security Deposit” is defined in Article 1.

“Sublease” is defined in Section 14.1.

“Successor” is defined in Section 16.5.

“Supplemental Investigation” is defined in Section 12.7.

“Tenant” Is defined in the introductory paragraph to this Lease.

“Tenant’s Agents” is defined in Section 8.3.

“Tenant’s Hazardous Materials” is defined in Section 12.1(d).

“Tenant’s Property” is defined in Section 9.6.

“Term” is defined in Article 1 and Section 4.1.

“Termination Date” is defined in Section 4.1.

“Termination Fee” is defined in Section 4.4.

“Termination Notice” is defined in Section 4.2.

“Transfer” is defined in Section 14.5.

“Transfer Costs” is defined in Section 14.4.

“Transfer Notice” is defined in Section 14.2.

“Transferee” is defined in Section 14.2.

Exhibit A

A tract of land situated in the State of California, County of San Mateo, City of Menlo Park and is described as follows:

PARCEL I:

Portion of that certain 14.80 acre tract of land as described in that certain Deed from Charles Crocker, et al, to Leland Stanford, dated October 19, 1885 and recorded in Book 39 of Deeds at page 354 Records of San Mateo County, California, more particularly described as follows:

BEGINNING at a point on the Northeasterly line of El Camino Real, which point is distant 50 feet measured at right angles, Northeasterly from the center line Station 593+50.00, said point of beginning being marked by an iron pipe monument; thence from said point of beginning, along the said Northeasterly line of El Camino Real, North 50° 17’ 53” West 87.63 feet to the true point of beginning at the lands to be described herein; thence from said true point of beginning, along the said Northeasterly line of El Camino Real, North 50° 17’ 53” West 62.43 feet and North 50° 25’ West 337.57 feet; thence leaving said line of El Camino Real, North 39° 35’ 00” East 188.83 feet to the Southwesterly boundary line of that certain 40 foot wide strip of land containing 2.33 acres, as described in that certain Deed from The Board of Trustees of The Leland Stanford Junior University to the Southern Pacific Railroad Company, dated March 26, 1902 and recorded in Book 92 of Deeds at page 374, Records of San Mateo County, California; thence South 51° 35’ 10” East along said last mentioned line, 400.08 feet; thence South 39° 35’ 00” West 197.12 feet to the point of beginning.

Exhibit B

EL CAMINO
CAMBRIDGE AVE.
MIDDLE AVE.
HARVARD AVE.
COLLEGE AVE.
PARTRIDGE AVE.
CAMBRIDGE AVE.
EL CAMINO REAL
440
440
S.P.R.R. CO.
R/W
SANTA CLARA COUNTY
71-44
PARCEL MAP VOL. 34/3
LOT 75 LANDS OF LELAND STANFORD JR UNIVERSITY

Exhibit C

ACCEPTANCE FORM

This Acceptance form is executed with reference to that certain Lease dated as of             , 2007 by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Landlord”), and TESLA MOTORS, a              (“Tenant”). Terms defined in the Lease and the exhibits thereto shall have the same meaning when used herein.

Tenant hereby certifies to Landlord that Tenant has inspected the Premises as of              (the “Date of Inspection”). Tenant further acknowledges that Tenant hereby accepts the Premises in its existing “AS-IS”, “WHERE-IS” condition, and “WITH ALL FAULTS”.

The person executing this Acceptance Form on behalf of Tenant represents and warrants to Landlord that such person is duly authorized to execute this Acceptance Form and that this Acceptance Form has been duly authorized, executed and delivered on behalf of Tenant.

THIS ACCEPTANCE FORM is executed by Tenant as of the Date of Inspection.

TENANT:

By:
Its:

By:
Its:

Exhibit D

DETERMINATION OF PREVAILING MARKET RENT

The term “Prevailing Market Rent” means the base monthly rent (net of all expenses) for space of comparable size and location to the Premises and in buildings similar in age and quality to the Building, taking into account any additional rent and all other payments or escalations then being charged and allowances and economic concessions being given in the for such comparable space over a comparable term. The Prevailing Market Rent shall be determined by Landlord and Landlord shall give Tenant written notice of such determination not later than thirty (30) days after delivery by Tenant of Tenant’s notice of exercise of the Option. If Tenant disputes Landlord’s determination of the Prevailing Market Rent, Tenant shall so notify Landlord within ten (10) days following Landlord’s notice to Tenant of Landlord’s determination and, in such case, the Prevailing Market Rent shall be determined as follows:

(a) Within thirty (30) days following Landlord’s notice to Tenant of the Prevailing Market Rent, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to agree upon the Prevailing Market Rent.

(b) If within this 30-day period Landlord and Tenant cannot reach agreement as to the Prevailing Market Rent, they shall each select one appraiser to determine the Prevailing Market Rent. Each such appraiser shall arrive at a determination of the Prevailing Market Rent and submit his or her conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described in (a) above.

(c) If only one appraisal is submitted within the requisite time period, it shall be deemed to be the Prevailing Market Rent, If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten (10) percent of the higher of the two, the average of the two shall be the Prevailing Market Rent. If the two appraisals differ by more than ten (10) percent of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the Prevailing Market Rent and submit such determination to Landlord and Tenant. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be the Prevailing Market Rent.

(e) All appraisers specified pursuant hereto shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising office, research and development and industrial properties in California. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in the determination.